Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with the other such undersigned, on behalf of each of them, a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock of Kura Sushi USA, Inc. and that this agreement be included as an Exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each of the undersigned acknowledges that he or she shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or her contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to the other party hereto.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 4th day of February, 2022.

/s/ JERRY N. CARR
Jerry N. Carr

/s/ REBECCA C. CARR
Rebecca C. Carr